NAME OF REGISTRANT

Franklin Mutual Series Fund, Inc.
File No. 811-05387

EXHIBIT ITEM No. 77I (b): Terms of new or amended securities

From the May 1, 2013 Statement of Additional Information:

Mutual Financial Services Fund currently offers four classes of shares, Class A, Class C, Class R6 and Class Z. Mutual Beacon, Mutual European, Mutual Global Discovery, Mutual International, Mutual Quest and Mutual Shares Funds currently offer five classes of shares, Class A, Class C, Class R, Class R6 and Class Z. The Funds began offering Class R6 shares on May 1, 2013.